Exhibit 99.4

NEWS RELEASE

CareDx Announces Revised Agreement to Purchase 78 Percent of the Outstanding Shares of Allenex AB and Plans to Launch Tender for Remaining Shares in First Quarter 2016

Combination Creates an International Transplantation Diagnostics Company with Expanded Distribution and Growth Potential

Brisbane, California — February 9, 2016—CareDx, Inc. (NASDAQ: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients, today announced a revision to the terms of its public offer to the shareholders of Allenex AB (NASDAQ OMX: ALNX).

Under the agreements entered into on December 16, 2015, the three principal Allenex shareholders, collectively owning 78% of the outstanding shares (the “Majority Shareholders”), agreed with CareDx to tender their shares for a combination of cash and CareDx common stock that valued Allenex at approximately $35 million. Under the original terms, $6 million of the cash consideration to the Majority Shareholders would be made contingent on Allenex achieving certain commercial and financial milestones in 2016. Under the revised terms, CareDx and the Majority Shareholders have agreed to defer the payment of these milestones until March 31 2017, if earned. In addition, the Majority Shareholders will be issued a total of 150,000 additional shares of CareDx common stock. This deferred milestone payment only applies to the Majority Shareholders.

CareDx is also revising the cash and common stock alternative offered to the remaining 22% of Allenex shareholders (the “Non-Majority Shareholders”) by increasing the common stock component by the same proportion from 0.01298 to 0.01458 CareDx share per Allenex share. If the offer is accepted in its entirety under the cash and common stock alternative, 1,753,806 shares of common stock will be issued by CareDx, which would represent 12.8% of the outstanding shares of CareDx. The Non-Majority Shareholders have also been offered an all cash alternative which remains unchanged from the original offer.

The public offer is made to all shareholders of Allenex. The Majority Shareholders have already agreed to tender their shares. The offer document is expected to be published in the first quarter of 2016.

The combination of CareDx and Allenex will create an international transplantation diagnostics company with product offerings along the pre-post-transplant continuum. The Olerup SSP line and AlloMap® are foundational diagnostics that are well recognized by the transplant community. The combined company will have a presence and direct distribution channels in the US and Europe.

A link to the release can be found here:

http://news.cision.com/caredx—inc-/r/caredx-announces-revised-terms-in-its-recommended-offer-to-all-shareholders-in-allenex,c9910367

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients. The company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also developing additional products for transplant monitoring using a variety of technologies, including AlloSure™, its next-generation sequencing—based test to detect donor-derived cell-free DNA after transplantation. For more information, please visit: www.CareDx.com.

About Allenex AB

Allenex AB, headquartered in Stockholm, is a life sciences company that develops, manufactures, markets and sells high quality products that increase the chance of successful transplants by facilitating a better match between the donor and the recipient of stem cells and organs. Allenex AB currently markets two key products; Olerup SSP, a set of HLA typing used prior to hematopoietic stem cell/bone marrow transplantation and organ transplantation, and XM-ONE®, the first standardized test used for crossmatching that identifies the presence of non-HLA antibodies strongly associated with rejection episodes and reduced kidney function after transplant.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to statements regarding the Company’s expectations regarding future potential, development and commercial activities. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward looking statements, including CareDx’s limited operating history and experience with developing new markets and that closing conditions may not be satisfied and the transaction may not be completed, as well as other risks stated in CareDx’s filings with the SEC located at www.sec.gov. CareDx disclaims any obligation to publicly update or revise any forward looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact	Investor Contact
Molly Martell, CareDx, Inc.	Leigh J. Salvo, Westwicke Partners, LLC
T: +1 415-287-2397	T: +1 415-513-1281
E: mmartell@caredx.com	E: lsalvo@westwicke.com